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                                                                  EXHIBIT 10.18

STATE OF NORTH CAROLINA

COUNTY OF CATAWBA                                           EMPLOYMENT CONTRACT


     THIS AGREEMENT, made and entered into this the 30th day of June, 1996, by and between WSMP, INC., a corporation organized under the laws of the State of North Carolina, hereinafter referred to as the "Employer"; and DAVID R. CLARK, a citizen and resident of the State of North Carolina, herein referred to as the "Employee";

                              W I T N E S S E T H:

     WHEREAS, the Employer is engaged in the food service business from its headquarters in Claremont, North Carolina, and desires to employ the Employee to assist in the operation of this business; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to retain the services of the Employee as President and Chief Operating Officer; and

     WHEREAS, the Company wishes to assure itself for the services of the Employee for the period provided in this Agreement; and

     WHEREAS, the Employee, understanding and accepting the conditions of employment as set forth herein, desires to be employed by the Employer as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of mutual convenants herein contained, the parties hereto do covenant and agree together as follows:

     1. EMPLOYMENT. Employer hereby employs the Employee, as of the Date of Employment, as defined herein, in the position of President and Chief Operating Officer. The Employer shall further use its best efforts to have the Employee appointed and designated as President and Chief Operating Officer of any subsidiary corporations which the Employer controls. The Employee shall have the duties and responsibilities commensurate with those associated in the normal course of business, with the office of President, and the designation of Chief Operating Officer, in corporations in which a separate active Chief Executive Officer is also designated, subject to any recommendations made to the Employer by the Employer's currently retained investment banking and business advisory consultants, Hurly, Henley & Company, and adopted by the Employer, provided, however, the duties and responsibilities of the Employee shall not be materially increased, nor shall the employee be required to move from Catawba County, without the Employee's prior consent. The Employee will devote the Employee's full professional time, utmost knowledge and best skill to such employment. All services performed by the Employee shall be subject to the review and study of the Board of Directors of the


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Employer.  The Employee shall report directly to superior officers and the
Board of Directors of the Employer. The performance of services by the Employee on behalf of the Employer shall be performed at such times and at such places as shall be determined by the Employer and in accordance with reasonable rules as the Employer may establish. The Employee acknowledges that the executive offices of the Employer are located in Catawba County, North Carolina. Upon such terms, the Employee hereby accepts such employment.

     As used in this Agreement, the "Date of Employment" shall mean July 1, 1996."

     2. TERM. This employment shall be for a period of three (3) years from the Date of Employment (herein the "Initial Term"). The term of this Agreement shall be extended automatically beyond the initial three (3) year period for additional, successive one (1) year terms, unless the Employer notifies the Employee no less than one hundred twenty (120) days prior to the end of the Initial Term or any renewal term that it does not intend to extend the term for an additional period. The Initial Term, together with all renewal periods, if any, shall be referred to in this Agreement as the "Term".

     3. SALARY. The Employer shall pay to the Employee a base salary of $200,000.00 per annum payable in 26 equal bi-weekly payments of $7,692.31 each, or as increased from time to time by the Board of Directors of the Employer.

     Base salary shall be reviewed and increased by the Employer at least annually and any such annual base salary increase shall be effective each July 1 ("Adjustment Date"), beginning July 1, 1997. Notwithstanding the foregoing sentence, Employee's base salary shall be increased as of each Adjustment Date to at least equal the CPI increase of the prior twelve (12) months.

     4. ANNUAL BONUS. The Employee shall be entitled to a bonus to be determined as of the Company's fiscal year end of February 28, 1997, equal to the Pre-tax Profit Percentage, multiplied by the Multiplier.

     The "Pre-tax Profit Percentage" is defined as one percent (1.0%) of the Company's pre-tax profit, when the Multiplier is calculated on an Average Common Stock Price of $10.00 or less, and one-half percent (0.5%) of the Company's pre-tax profit when the Multiplier is calculated on an Average Common Stock Price greater than $10.00, for the amount greater than $10.00. As used herein, "pre-tax profit" means that term as customarily and ordinarily used in corporate accounting, to be determined when the Company's fiscal year-end financial statements have been audited by the Company's auditors and their opinion letter thereupon issued.


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         The "Multiplier" is defined as a number to be determined by subtracting from the Company's Average Common Stock Price as of said fiscal year end, rounded to the next lowest, one-quarter of a whole dollar, the Benchmark Stock Price. The Benchmark Stock Price for this year will be $5.00 per share. As used herein, the "Average Common Stock Price" means the average closing price of the Company's Common Stock on the NASDAQ national Market System for the ten (10) consecutive business days ending on the last day of the fiscal year as reported by The Wall Street Journal. Provided, however, that should no market trading occur in the Company's stock during the last ten (10) business days of said fiscal year, the Average Common Stock Price as of fiscal year end will be the closing price for the Company's Common Stock on the last day prior to the end of the fiscal year in which market trading occurred.

         By way of example, should the Company's Average Common Stock price be $11.75 on February 28, 1997, then the Employee shall be entitled to a bonus (presuming that the Company has pre-tax profit) equal to:

         (1)      1% multiplied by ($10.00-$5.00), or 5%;
                           plus
         (2)      0.5% multiplied by ($11.75-$10.00), or 0.875%;
                  for a total bonus of 5.875% of pre-tax profit.

         For subsequent years, the annual bonus shall be calculated in the same manner, except that the Benchmark Stock Price for subsequent years shall be the Average Common Stock Price as of the end of the previous fiscal year (as determined above).

         No annual bonus shall be paid for any year in which the Employee is not an employee of the Employer as of the last day of the fiscal year; provided, in the event of termination by reason of death or disability, a pro-rata bonus (subject to offset under Section 7) shall be due the Employee or his estate calculated on the above basis for that portion of the year during which the Employee was employed.

         5. INCENTIVE BONUS. The parties acknowledge that the Employee is foregoing substantial remuneration at his present place of employment by becoming an Employee of the Employer. As recompense for such, the Employee is hereby awarded an incentive bonus in the amount of $50,000.00. This bonus shall fully vest as of the Date of Employment. It shall be payable as of the Employer's fiscal year end, if the Employer has pre-tax profit of $1,800,000. If the Employer fails to achieve this level of pre-tax profit for fiscal 1996-1997, then this bonus shall be paid in two equal installments of $25,000.00, on February 28, 1997 and February 27, 1998.

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         6.       TERMINATION. Employee's employment may be terminated (other than by non-renewal after the Initial Term) in any one of the following ways, prior to the expiration of the Term;

                  (a) Death. The death of Employee shall immediately terminate the Term.

                  (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall be deemed disabled under the disability policy referenced in Section 11 and shall thereby become eligible to currently receive disability payments thereunder, the Employee's employment shall immediately terminate.

                  (c)      Termination by the Employer "For Cause". The
Employer may terminate the Term ten (10) days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within ten (10) days of receipt by Employee of written notice from the Employer specifying the breach; (ii) Employee's willful and continuous failure to perform (other than any such failure resulting from incapacity due to mental or physical injury or illness) of his duties hereunder or willful refusal to abide by or comply with the reasonable and fair directives of the Board, his superior officers, or the Employer's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or gross misconduct with respect to the business or affairs of the Employer, and that in the judgment of the Employer materially and adversely affects the operations or reputation of the Employer; or (iv) commission by the Employee of any crimes of moral turpitude, (v) addiction to alcohol or drugs; or (vi) bankruptcy. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

         For purposes of this subsection, no act, or failure to act, on the Employee's part shall be considered "willful" unless unilaterally done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

         Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board of Directors (other than the Employee if and when the same is also a director) at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the

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     good faith opinion of the Board he was guilty of conduct set forth above and specifying the particulars thereof in detail.

          Provided, however, so long as Richard F. Howard and/or James C. Richardson is a superior officer of the Employee and is serving on the Board of Directors of the Employer, then the two paragraphs immediately above this paragraph shall not be deemed to apply.

               (d) Without Cause. At any time after the commencement of employment, the Employer may, without cause, terminate the Term and Employee's employment, effective sixty (60) days after written notice is provided to the Employee.

               (e) Resignation for Good Reason. Upon ten (10) days notice by the Employee to the Company of the resignation of the Employee for Good Reason (as defined below). For purposes of this Agreement, the term "Good Reason" shall mean:

                    (1) Without his express written consent, the assignment to the Employee of any duties materially inconsistent with his positions, duties, responsibilities and status with the Employer as described in
          Section 1 hereof;

                    (2) Any material breach of this Agreement by the Employer, after giving a ten (10) day written notice to cure by Employee, or any failure of the Employer to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in
          Section 16 hereof;

                    (3) Any purported termination of the Employee's employment by the Employer which is not effected pursuant to the provisions of this Section 6; or

                    (4) The relocation of the executive offices of the Employer from Catawba County, North Carolina without the express written consent of the Employee.

               (f) Resignation Without Good Reason. At any time, Employee may terminate his employment without Good Reason after the Initial Term upon sixty (60) days written notice by the Employee to the Employer.

          7. OCCURRENCES UPON TERMINATIONS. Upon termination of this Agreement, Employee shall be entitled to the following:

               a. Cessation of Salary and Benefits. The Company's obligations to provide Employee all compensation and benefits as provided herein shall discontinue at the termination of this Agreement except as otherwise required herein or by law.

               b. Payment of Incentive Bonus. With respect to any annual bonus, the Employee or his estate shall be entitled to


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receive any bonus in which the Employee was entitled as of the fiscal year-end
(or otherwise by death or disability) but not paid prior to termination.

     c. Surrender of Company Property. Upon termination of this Agreement, the Employee shall return to the Employer all property of the Employer belonging thereto that is in the possession, custody or control of the Employer at the time of termination.

     d. Stock Options. With respect to any stock options, or other plans or programs in which the Employee is participating at the time of termination of his employment, the Employee's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Employee which may then be in effect.

     e. Termination Without Cause; Death/Disability; Resignation for Good Reason. During the Initial Term of this Agreement, if the Employee's employment is terminated by the Employer without Cause or the Employee voluntarily terminates his employment with the Employer for Good Reason, or Employee's employment is terminated by reason of death or disability, then the Employer shall immediately pay to the Employee or his estate a lump sum severance payment equal to the total sum of the Employee's then current base salary as provided in Section 3 as would be due in the aggregate (absent the termination) for the remainder of the entire Initial Term of this Agreement.

     In addition, during any renewal terms, if any, of this Agreement following the Initial Term, if the Employee's employment is terminated by the Employer without Cause, or by reason of death or disability, or the Employee voluntarily terminates his employment with the Employer for Good Reason then the Employer shall immediately pay to the Employee or his estate a lump sum severance payment equal to three (3) months of Employee's then current base salary.

     Provided, however, in the event the Employee's employment is terminated during the Initial Term or any renewal term by reason of death or disability, the Employee shall be entitled to an offset against any lump sum payment obligation due under this subsection (e) or any pro-rata bonus under Section 4 as a result of said death or disability equal to (i) any death proceeds payable to the Employee's estate or designated beneficiary arising from any insurance policy insuring the life of the Employee carried by the Employer, if any, or
(ii) in the event of termination by reason of disability during the Initial Term, by the aggregate disability benefits which the Employee would be eligible to receive during the remainder of


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         the Initial Term under a disability insurance policy on the Employee carried by the Employer, if any, or if during any renewal term, by an amount equal to the first three months of disability payments to which the Employee is eligible to receive under a disability policy on the Employee carried by the Employer, if any,

         8. INCENTIVE STOCK OPTION PLAN. Subject to all of the terms and conditions contained in the Employee's 1987 Incentive Stock Option Plan, the Stock Option Plan Committee hereby grants to the Employee a non-statutory stock option to purchase 50,000 shares of the Employer's Common Stock at the NASDAQ closing price of the Common Stock as of the date of grant, which shall be the Date of Employment. Said option shall be evidenced by a written option agreement as of said date in the form attached as Schedule 8. This option shall vest cumulative as to twenty percent (20%) of such shares per year, beginning one year from the date of grant. Employee shall be considered for participation in any subsequent options made available to Senior Management of the Employer at the discretion of the Board of Directors.

         9. SPECIAL STOCK OPTION PLAN. Subject to all of the terms and conditions contained in the 1987 Special Stock Option Plan, the Executive Compensation Committee agrees to grant to the Employee the option to purchase 50,000 shares of the Employer's Common Stock at the NASDAQ closing price of the Common Stock as of the date of grant, which shall be the Date of Employment. Said option shall be evidenced by a written option agreement as of said date in the form attached as Schedule 9. Employee shall be considered for participation in any subsequent options made available to Senior Management of the Employer at the discretion of the Board of Directors.

         10. DIRECTORSHIP. The Employer presently operates with a nine (9) person Board of Directors, with three (3) directors elected each year to serve staggered terms of three (3) years each. The parties acknowledge that all Board seats are currently filled, but agree that the Employee shall be appointed to fill the first available vacancy on the Board. As used herein, "vacancy" does not include the ordinary and recurring standing for re-election by an incumbent Board member, but does include the creation of an additional Board seat by charter or bylaw amendment. Service as a Director of the Employer shall be without additional compensation to the Employee by the Employer.

         11. EMPLOYEE BENEFITS. The Employee shall be entitled to all benefits from time to time granted to employees of the Employer, including the Employer's Health Care Plan, group life insurance, the right to participate in the Employer's 401-K Plan, and the right to participate in the 1994 Employee Stock Purchase Plan. The Employer will waive the Employee's waiting period under the WSMP, Inc. Employee Health Plan.

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         12.      SENIOR MANAGEMENT BENEFITS. The Employee shall be entitled to benefits equivalent to the benefits provided to other members of Senior Management, including membership in Lake Hickory Country Club and the Sportsmen's Club of Hickory.

         13. VACATIONS AND SICK DAYS. The Employee shall be entitled to two weeks of paid vacation during calendar 1996, and thereafter four (4) weeks paid vacation per year, and to such paid sick days as the Employer shall from time to time grant to employees generally through its employee handbook.

         14. EXPENSES. The Employee shall be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation for a voucher indicating the amount and business purposes.

         15. USE OF AUTOMOBILE. The Employee shall be provided by the Employer with an automobile for his use, comparable to other vehicles assigned to Senior Management, and the associated expenses of maintenance, repairs and fuel.

         16. SUCCESSORS OF THE COMPANY. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be an event of "Good Reason" as set forth hereinabove and Employee shall be deemed automatically without any further action on his part to have given his notice to the Employer of his termination for Good Reason, except that for purposes of implementing the provisions hereof, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         As used in this Agreement, "Company or Employer" shall mean the Employer as hereinafter defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         17. INDEMNIFICATION. The Employer shall obtain coverage for Employee under a directors and officers liability insurance policy upon such reasonable limits as agreed by the parties. In the event Employee is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Employer against Employee, and excluding any action by Employee against the Employer), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the

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Employer, then, to the fullest extent permitted by applicable law, the Employer shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. Such indemnification shall continue as to Employee even if he has ceased to be an employee, officer, or director of the Employer and shall inure to the benefit of his heirs and estate. The Employer shall advance to Employee all reasonable costs and expenses directly related to the defense of such action, suit, or proceeding within twenty (20) days after written request therefore by Employee to the Employer upon receipt of an undertaking by the Employee to repay such amount unless it shall ultimately be determined that the Employee is entitled to be indemnified by the Employer against such expenses. In the event that both Employee and the Employer are made party to the same third-party action, complaint, suit, or proceeding, the Employer will engage competent legal representation, and Employee agrees to use the same representation; provided, that if counsel selected by the Employer shall have a conflict of interest that prevents counsel from representing Employee, Employee may engage separate counsel and the Employer shall pay all reasonable attorneys' fees of such separate counsel. The provisions of this Section are in addition to, and not in derogation of the indemnification provisions of the Employer's By-laws. The foregoing indemnification also shall be applicable to Employee in his capacity as an officer, director, or representative of any subsidiary of the Employer or any entity controlled by or affiliated with the Employer.

         18. ARBITRATION. Any disputes or claims arising under this Agreement shall be settled between the parties by an arbitration proceeding to be conducted by an arbitration panel mutually acceptable to Employer and Employee in accordance with Article 45A of the North Carolina General Statutes. Such proceeding will be conducted pursuant to the rules of procedure of the American Arbitration Association then in effect and the results of the arbitration shall be binding on the parties in complete settlement of the disputes or claims at issue. The direct expense of any arbitration proceeding shall be borne by the Employer. Each party shall bear its own counsel fees; provided, the panel as part of the award may in its discretion award attorneys fees to the prevailing party.

         19. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

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         To the Employer:           WSMP, Inc.
                                    P.O. Box 399
                                    Claremont, North Carolina 28610

         To the Employee:           David R. Clark
                                    550 20th Avenue Court, N.W.
                                    Hickory, North Carolina 28601

         20. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Employer's assets and business or into which the Employer may be consolidated or merged. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Notwithstanding any other provision herein to the contrary, if the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate as if he had continued to live. The Employee may assign his right to payment, but not his obligation, under this Agreement.

         21. APPLICABLE LAW. This Agreement shall be governed by the internal laws of the State of North Carolina without giving effect to principles of conflicts of law.

         22. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

         23. NON-WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         24. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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                                    THE EMPLOYER:

                                    WSMP, INC.

                                    By:      /s/ JAMES C. RICHARDSON, JR.
                                             -------------------------------
                                             President


ATTEST:

/s/ RICHARD F. HOWARD
----------------------------
       Secretary

(CORPORATE SEAL)


                                    THE EMPLOYEE:

                                    /s/ DAVID R. CLARK         (SEAL)
                                    ---------------------------
                                    David R. Clark

Acknowledge, Consent and Agree, this the 1st day of July, 1996.

                                    EXECUTIVE COMPENSATION COMMITTEE FOR
                                    WSMP, INC. SPECIAL STOCK OPTION PLAN

                                    By:      /s/ JAMES C. RICHARDSON JR.
                                             ---------------------------

                                    STOCK OPTION PLAN COMMITTEE FOR WSMP,
                                    INC. 1987 INCENTIVE STOCK OPTION PLAN

                                    By:      /s/ JAMES C. RICHARDSON, JR.
                                             ----------------------------







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NORTH CAROLINA

COUNTY OF CATAWBA

     I, Rita B. Isenhour, a Notary Public do hereby certify that Richard F. Howard, personally appeared before me and acknowledged that he is Secretary of WSMP, Inc., a corporation, and that by authority duly given and as the act of the corporation the foregoing instrument was signed in its name by its President, sealed with its corporate seal and attested by self as its Secretary.

     Witness my hand and notarial seal, this 30th day of June, 1996.

                                  /s/ RITA B. ISENHOUR
                                  --------------------
                                  Notary Public

My commission expires 7-28-97.

(SEAL)


NORTH CAROLINA

COUNTY OF CATAWBA

     I, Rita B. Isenhour, a Notary Public, do hereby certify that DAVID R. CLARK, personally came before me and acknowledged the due execution of the foregoing instrument.

     Witness my hand and notarial stamp, this 30th day of June, 1996.

                                 /s/ RITA B. ISENHOUR
                                 --------------------
                                 Notary Public

My Commission expires 7-28-97.

(SEAL)

NORTH CAROLINA                                                      AMENDMENT TO
CATAWBA COUNTY                                               EMPLOYMENT CONTRACT


         THIS AGREEMENT, made and entered into as of the 23rd day of February, 1998, by and between WSMP, INC., a corporation organized under the laws of the State of North Carolina, hereinafter referred to as the "Employer"; and DAVID R. CLARK, a citizen and resident of the State of North Carolina, hereinafter referred to as the "Employee";

                              W I T N E S S E T H:

         WHEREAS, the Employer and the Employee entered into an Employment Contract dated as of June 30, 1996, whereby the Employee became President and Chief Operating Officer of the Employer (the "Employment Contract"); and

         WHEREAS, the Employer and the Employee, in acknowledgment of the Employee's superior performance over the prior 18 months on behalf of the Employer, have negotiated a new salary, incentive compensation and option structure for the Employee; and

         WHEREAS, the parties wish to memorialize these changes as an amendment to the Employment Contract;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, the parties hereto are agreed as follows:

         1. SALARY. Effective February 28, 1998, the base salary to be paid to the Employee shall be $350,000 per annum, payable in 26 bi-weekly payments of $13,461.54 each, or as increased from time to time by the Board of Directors of the Employer.

         2. TERM. Effective February 28, 1998, the term of the Employee's employment shall be for a period of five (5)years from such date, ending on February 28, 2003 (as extended herein the "Initial Term"). The term of this Agreement shall be extended automatically beyond the Initial Term for additional, successive one (1) year terms, unless the Employer notifies the Employee no less than one hundred twenty (120) days prior to the end of the Initial Term or any renewal term that it does not intend to extend the term for an additional period. The Initial Term, together with all renewal periods, if any, shall be referred to in this Agreement as the "Term".

         3. ANNUAL BONUS. Beginning February 28, 1998, the Employee's Annual Bonus shall be earned and computed in the following way:

         1. Prior to the beginning of each fiscal year, the Employer shall announce to the public its projected pre-tax profit for the coming fiscal year. The pre-tax profit announced shall be referred to as the "Baseline Pre-tax Profit." "Pre-tax profit" as used herein shall mean that term as customarily and ordinarily used in corporate accounting, to be determined when the Employer's fiscal year-end financial statements have been audited by the Employer's auditors and their opinion letter thereupon issued.

         2. The Employee's bonus structure shall be based upon the Employer's success in achieving its Baseline Pre-tax Profit for that fiscal year, and the Employer's success in achieving a higher pre-tax profit amount for the fiscal year. This higher pre-tax profit amount shall be referred to as the "Target Pre-tax Profit." The Target Pre-tax Profit for any fiscal year is not announced to the public, but shall be presented to and ratified by the Board of Directors at the beginning of each fiscal year.

         4. If the Employer fails to achieve the Baseline Pre-tax Profit for a fiscal year, then the Employee shall receive no Annual Bonus.

         5. If the Employer achieves the Baseline Pre-tax Profit for the fiscal year, then the Employee shall receive an Annual Bonus equal to 50% of his Salary for that fiscal year.

         6. If the Employer achieves a pre-tax profit for the fiscal year greater than or equal to the amount determined by the following formula:

                   ((Target + Baseline) divided by 2) + $1.00

but less than the Target Pre-tax Profit, then the Employee shall receive an Annual Bonus equal to 75% of his Salary for that fiscal year.

         7. If the Employer achieves a pre-tax profit for the fiscal year of 100% of the Target Pre-tax Profit, then the Employee shall receive a bonus equal to 100% of his Salary for that fiscal year.

         8. If the Employer achieves a pre-tax profit for the fiscal year of greater than 100% of the Target Pre-tax Profit, then the Employee shall receive a bonus incrementally larger in the same percentage than his Salary for that fiscal year.

         9. By way of example, in a fiscal year for which the Employee's Salary is $350,000 per year, the Baseline Pre-tax Profit is $1,000,000, and the Target Pre-tax Profit is $1,500,000, the Employee's Annual Bonus would be as follows:

         Pre-tax Profit
         Level Achieved                               Employee's Bonus
         --------------                               ----------------
          $   800,000                                        -0-
            1,000,000                                      $175,000
            1,200,000                                      $175,000
            1,400,000                                      $262,500
            1,500,000                                      $350,000
            1,600,000                                      $373,333
            1,800,000                                      $420,000

         4. 1997 SPECIAL STOCK OPTION PLAN. Subject to all of the terms and conditions contained in the 1997 Special Stock Option Plan, the Employer has, as of February 20, 1998, granted to the Employee the option to purchase 200,000 shares of the Employer's Common Stock at the NASDAQ closing price of the Common Stock as of February 20, 1998, which the parties agree to be $16.00 per share. Said option is in addition to the option to purchase 50,000 shares under the 1987 Special Stock Option Plan and the option to purchase 50,000 shares under the 1987 Incentive Stock Option Plan, which were granted under the Employment Contract.

         Said option shall be evidenced by a written option agreement as of said date in the form attached to the Employment Contract as Exhibit 9. The Employee shall be considered for participation in any subsequent options made available to Senior Management of the Employer at the discretion of the Board of Directors.

         5. DIRECTORSHIP. The parties acknowledge that the Employee currently serves as a member of the Employer's Board of Directors. The parties further acknowledge that the Employer has made a one-time grant to each Director of an option under the 1997 Special Stock Option Plan to purchase 15,000 shares of the Employee's Common Stock as of February 20, 1998, at the price of $16.00 per share. The parties acknowledge that such option has been granted to the Employee, irrespective of the provisions set forth in Paragraph 10 of the Employment Agreement, and that such does not in any way waive Employer's rights thereunder concerning future director compensation.

         6. SPECIAL BONUSES.

                  (a) Should the Employer successfully acquire the operating assets of the Pierre Foods division of Hudson Foods, Inc. under the terms of an Asset Purchase Agreement between Fresh Foods of North Carolina, LLC and Hudson Foods, Inc. dated April 10, 1998, then upon the closing of the transaction, the Employer shall pay the Employee a special one-time bonus of $375,000;

                  (b) Should the Employer successfully acquire the perishables business of Atlas Marketing Company, Inc. and Richmont Marketing Specialists, Inc., then upon the closing of the transaction, the Employer shall pay the Employee a special one-time bonus of $125,000.

         7. EFFECTIVE AS AMENDED. As amended hereby, the Employment Contract shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                THE EMPLOYER:
                                WSMP, INC.



                                By: /s/ JAMES C. RICHARDSON, JR.
                                    ----------------------------------
                                        Chief Executive Officer and
                                        Vice-Chairman of the Board


ATTEST:


/s/ NOLAND M. MEWBORN
---------------------------
Asst. Secretary
(corporate seal)


                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                            THE EMPLOYEE:



                                            /s/ DAVID R. CLARK        (SEAL)
                                            -------------------------
                                            DAVID R. CLARK


STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

         I, Jearldine B. McNiel, Notary Public for said County and State, certify that Noland Mewborn personally appeared before me this day and acknowledged that he is Asst. Secretary of WSMP, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by James C. Richardson, Jr., its Chief Executive Officer and Vice-Chairman of the Board, sealed with its corporate seal and attested by him as its Secretary.

         Witness my hand and seal, this the 23rd day of February, 1998.



                                            /s/ JEARLDINE B. MCNIEL
                                            -----------------------------
                                            NOTARY PUBLIC

My Commission Expires: Oct. 9, 2001


STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

         I, Jearldine B. McNiel, a Notary Public for said County and State, do hereby certify that DAVID R. CLARK personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

         Witness my hand and seal, this the 23rd day of February, l998.


                                            /s/ JEARLDINE B. MCNIEL
                                            -----------------------------
                                            NOTARY PUBLIC

My commission expires: Oct. 9, 2001